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                                                     Exhibit 99

{5/3 Logo}  FIFTH THIRD BANCORP              NEWS RELEASE


CONTACT:     Roberta R. Jennings                   FOR IMMEDIATE RELEASE
             513/579-4153                          April 30, 1996


           FIFTH THIRD BANCORP ISSUES REDEMPTION NOTICE ON CONVERTIBLE
                             SUBORDINATED NOTES


       Fifth Third Bancorp has issued notice of redemption effective April 30, 1996 for its $143,750,000 4 1/4% Convertible Subordinated Notes due 1998. The rights of debenture holders are fully described in the Indenture dated
November 19, 1992.
       "As our stock price has risen we have the opportunity to expand our equity base by calling these notes," said George A. Schaefer, Jr., President and CEO, Fifth Third Bancorp. "The $143.8 million addition to our capital strengthens our overall financial position as well as increases our ability to take advantage of additional expansion opportunities."
       Holders have the option of redeeming notes for cash at 101.70% of par, plus accrued interest to May 31, 1996 or may convert notes into Fifth Third Bancorp Common Stock on or prior to that date. Interest will be paid to the date of conversion on the notes. This conversion right expires at the close of business on May 31, 1996. The conversion price is $42.417 per share of Common Stock which is adjusted for a 3 for 2 stock split on January 12, 1996. Fractional shares will be paid in cash based on an amount equal to the same fraction of the closing price per share of the Common Stock on the day of conversion.
       Founded in 1858, Fifth Third Bancorp is headquartered in Cincinnati, Ohio. The Bancorp has 11 affiliate banks, $18.9 billion in assets and 425 full-service Banking Centers including 91 BankMart(R) locations open seven days a week inside select grocery stores and 695 Jeanie(R) ATMs in Ohio, Kentucky, Indiana and Naples, Florida. Fifth Third operates four main businesses: Retail, Commercial, Trust & Investment Services and Midwest Payment Systems, the Bank's data processing subsidiary. Bancorp investor information can be accessed on the Internet at WWW.53.COM. The company's common stock trades on The Nasdaq Stock Market under the symbol: FITB.

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